For further information contact:
Steve Bono (COM) 630.663.2150
Ernie Mrozek (CFO) 901.766.1268
Bruce Byots (INV) 630.663.2906

FOR IMMEDIATE RELEASE

November 28, 2006

COMPANY UPDATES STRATEGIC PLAN AND OUTLOOK

ANNOUNCES DECISION TO EXPLORE STRATEGIC ALTERNATIVES

DOWNERS GROVE, Illinois, November 28, 2006 – The ServiceMaster Company (NYSE: SVM) today announced that its Board of Directors has decided to explore strategic alternatives designed to maximize value for shareholders. The Board has retained Morgan Stanley and Goldman Sachs as its financial advisors and Sidley Austin as its legal advisor to facilitate the process.

In remarks prepared for the Company’s Investor and Analyst Conference in New York City, J. Patrick Spainhour, Chairman and Chief Executive Officer said, "Throughout our Investor Conference our shareholders will have the opportunity to become familiar with our updated business plan. This plan is the result of a bottoms-up analysis of our business units. I believe that it is appropriately bold yet achievable. The plan will provide the basis from which we will evaluate strategic alternatives and the framework on which we will engage in conversations with third parties.”

"We believe that our improved portfolio, combined with solid execution of our business plan, should enable us to deliver mid to high single-digit revenue growth and low double-digit earnings per share growth in 2007," continued Spainhour. "Based on the actions we are taking this year and plan to take in the years ahead, our target is to achieve high single digit revenue growth, and earnings per share progressively increasing to the mid-teen level by 2009, with cash from operations growing and continuing to substantially exceed net income."

"Our Board is open minded with respect to our future path and committed to maximizing value for our shareholders. We intend to explore a range of strategic alternatives, which includes the possible sale of the company, with our financial and legal advisors as promptly as possible.” said Spainhour. “If the exploration of strategic alternatives creates the probability of a transaction that would deliver value to shareholders that is superior to what the Company could achieve with its updated business plan, then the Board will pursue that transaction.”

There will be a simultaneous web cast of the ServiceMaster Investor and Analyst Conference which will be held in New York City, Tuesday, November 28, 2006, from 8:00 a.m. to 12:00 p.m. (EST). All interested parties are invited to listen as J. Patrick Spainhour, Chairman and Chief Executive Officer, Ernie Mrozek, Vice Chairman, and other business leaders provide a strategic outlook on the business. This will be broadcast live and can be accessed at the Company's web site at www.svm.com. This web cast will be archived on the web site for 12 months.

The Company stated that there can be no assurance that any particular alternative will be pursued or that any transaction will occur, or on what terms. The Company does not plan to release additional information about the status of the review of strategic alternatives until a definitive agreement is entered into or the process is otherwise completed.

Company Overview

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned and franchised locations. The Company's brands include TruGreen ChemLawn, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection.

Business Segments

The Company is comprised of five business segments: The TruGreen ChemLawn segment provides lawn, tree and shrub care services. The TruGreen LandCare segment provides commercial landscaping services. The Terminix segment includes termite and pest control services. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations and Headquarters segment includes the Company's franchised operations, (including ServiceMaster Clean, Merry Maids, Furniture Medic), its Company-owned operations, including InStar, a commercial disaster restoration business, the Company's international operations and its headquarter locations.

Forward-Looking Statements

This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following: the results of the exploration of strategic alternatives by the Company and whether any transaction will be completed as a result thereof, the successful transition of a new Chairman and CEO; the successful consolidation of headquarters in Memphis; weather conditions that affect the demand for the Company's services; changes in the source and intensity of competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance premiums, self insurance and healthcare claim costs; higher fuel prices; changes in the types or mix of the Company's service offerings or products; increased governmental regulation including telemarketing and environmental restrictions; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time, expenses and cash flows associated with integrating, selling, or winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.